Exhibit 10.1

2009 Cash Bonuses for the Named Executive Officers

Executive Officer	Cash Bonus
David Hung, M.D.	$592,800
Lynn Seely, M.D.	$300,000
C. Patrick Machado	$240,000
Rohan Palekar	$262,500

2010 Base Salaries

Executive Officer	Fiscal 2010 Base Salary (Effective January 1, 2010)
David Hung, M.D.	$655,500
Lynn Seely, M.D.	$425,000
C. Patrick Machado	$413,000
Rohan Palekar	$402,500